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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of report (Date of earliest event reported) July 16, 2001

                               TRUSERV CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

         2-20910                                         36-2099896
(Commission File Number)                    (I.R.S. Employer Identification No.)

8600 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS                   60631-3505
(Address of Principal Executive Offices)                        (Zip Code)

                                  773-695-5000
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)


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Item 5. Presentation and Letter to Members.

On July 7, through 11, 2001, Pamela Forbes Lieberman, Chief Operating Officer and Chief Financial Officer of TruServ Corporation, made presentations at the TruServ Corporation annual President's Conference. Attached as an exhibit to this Current Report on Form 8-K is a copy of a letter to members that summarizes the remarks of Ms. Forbes Lieberman. The letter will be sent to members of TruServ and posted on its web page.

Matters discussed in the attached letter to members are forward-looking statements within the meaning of the safe-harbor provisions of the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially from the expectations contained therein. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed therein may include factors that are beyond the company's ability to control or estimate precisely, such as the ultimate requirements of the company's lenders, projections about the efficiencies that may be achieved by the company's initiatives, expectations about member response to the company initiatives, estimates of future market conditions in the hardware industry, the behavior of other market participants in the industry and the actions and economic conditions in the service territories of the company's members. Other risk factors are detailed from time to time in the company's SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of this document. The company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this letter.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            TRUSERV CORPORATION
                                            (Registrant)




Date: July 20, 2001                         By /s/ Pamela Forbes Lieberman
                                            ----------------------------------
                                            Name:  Pamela Forbes Lieberman
                                            Title: Chief Operating Officer,
                                            Chief Financial Officer and
                                            Senior Vice President



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July 19, 2001



Dear Valued Member,

Last week, our co-op and several of our key vendors hosted the annual President's Conference. At this event, we shared several important matters concerning the current state of our co-op, a financing update, significant initiatives to return our co-op to profitability, and the forecasted range of operating results for our co-op this year and next year. It is important that all of our members learn of these same messages. Following is a summary of the information shared:

CURRENT STATE OF YOUR CO-OP

As we shared with you previously at the end of March 2001, TruServ reported that it was in default of a borrowing base covenant in its senior debt agreements with respect to the February 2001 month end period. At that time, TruServ received reservation of rights letters from its senior lenders. (Reservation of rights letters permit a borrower to continue borrowing while the borrower seeks new financing or amends its current agreements.) TruServ's initial reservation of rights letter expired May 1, 2001. It was renewed through July 31, 2001 and has again been renewed through September 30, 2001.

TruServ's senior debt is comprised of senior notes due to insurance companies and various other parties, aggregating approximately $290 million, together with a $250 million revolving credit agreement with a group of banks. As a result of the covenant default, the co-op's maximum borrowings have been reduced to $225 million. However, given the sale of the lumber business and improvement in the co-op's cash management with respect to member receivable collection and inventory purchases, TruServ has been operating with significant liquidity available to it. Given our current cash collection and disbursement terms, together with both our forecasted results and asset sales, adequate liquidity should continue to be available.



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What we're also finding is that as our cash management improves (which drives our revolving credit line requirements), our existing lenders become more comfortable and continue to work with us.

As described to you in a prior communication, we did not file our year 2000 Annual Report on Form 10-K with the Securities and Exchange Commission ("SEC") by the due date of March 31, 2001. We anticipated having new financing by July 2001 which would have allowed our independent accountants, PricewaterhouseCoopers ("PwC"), to issue an unqualified or "clean" opinion on our accounts. We did file our unaudited year 2000 financial statements and our unaudited first quarter 2001 financial statements on Form 8-K informational filings with the SEC so this information would be generally available. Since we are more than half way through 2001, we believe it is important to file our year 2000 Form 10-K. Since our new financing is not in place, our independent accountants will be issuing a "going concern" opinion (in which the independent accountants are required to raise substantial doubt about the co-op's ability to continue as a going concern) which is standard in this situation. A new footnote will be added to our year 2000 financial statements and our long-term debt with institutions will be reclassified to current on our balance sheet. Both of these issues are standard in this situation. This filing will not have an incremental adverse effect with respect to our current lending agreements.

Management has discussed this matter with PwC and believes that, if all else is equal, once the new financing is in place, PwC would be able to re-issue a "clean" opinion on the year 2000 accounts, if Management requests.

FINANCING UPDATE

We're currently working with three prospective asset-based lending groups who are doing their due diligence. We have appraisals in progress for our assets, which include our inventory, real estate and our machinery and equipment. Given that there are a number of companies in the marketplace seeking asset-based financing, which requires asset appraisals, appraisers have had a backlog of work and the appraisal process has taken longer than expected. Further, since many financial lender decision-makers go on


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vacation during the month of August, we expect to be in a position in the month of September to accept any commitments from these lending groups.

Accepting a lending commitment in the third quarter would likely allow us to have financing in place in the fourth quarter; however, we are not replacing our existing senior debt dollar for dollar. The co-op has too much debt and coupled with the fact that the appraised value of our assets may not support the amount of debt we currently have outstanding, we are exploring various options that will generate cash and reduce our borrowing needs.

We have targeted generation of approximately $100-$150 million of cash from asset sales in order to reduce our debt to a more manageable amount that is supported by the value of our assets. The most significant asset we have that is not core to our distribution and marketing business is our paint manufacturing business.

We will be exploring the possible sale of the paint manufacturing business. We would focus on an arrangement with a potential purchaser where the purchaser would supply us with all the proprietary product we need using our agreed upon formulas and assured quality controls. If you take a look at other premier marketers, Nike does not make shoes, Sears does not make washing machines or Craftsman tools and, for that matter, Sara Lee does not make their own bakery goods. In addition to a supply arrangement, we would be providing to a prospective purchaser significant excess capacity. We have at least 50% excess capacity in what we believe is a state-of-the-art facility in Cary, Illinois. Further, we would potentially be offering another manufacturer of a premier product a new distribution channel. And, what is interesting is that our members who offer dual brands have some of the best paint sales numbers in our co-op.

The most recent sale of a branded paint business was at a price of about seven times its annual cash flow; EBITDA (earnings before interest, taxes, depreciation and amortization) is typically a good measure of cash flow. Obviously, the economic environment as well as specific company issues effect the value of a business. When we take a look at our paint business, what we need to do is separate our cash flow as the


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manufacturer from our cash flow as the distributor and marketer. Our cash flow as a manufacturer is in the range of $15-$25 million a year. The wide range reflects the potential for us to keep or turn over to the purchaser certain marketing and/or support functions.

One of the key things that has to be taken into consideration is the continuation of the True Value annuity stream of earnings that would be provided to a potential purchaser. What we mean by that is that it's important for our members who currently carry our paint to continue to carry our paint, especially our Platinum Paint Shops. One of the things a potential purchaser is buying is the expectation of continued cash flows from our members. If our members don't support the paint business, that is going to cause potential buyers to have a different view of the business and lower its market value. We want to be able to demonstrate that we have growth opportunities within our own enterprise. And by helping the value of the paint business, we will generate more cash, enabling TruServ to pay down more of our debt and reduce our interest costs. Further, by growing the sales of paint in our members' stores, members win and the co-op wins as we are increasing sales volume in our co-op, which then serves to generate operating earnings in the co-op.

We have engaged an investment banking firm to assist us in exploring the sale of the paint business. Some members have suggested that we look to manufacture paint for other companies. While we will consider this option, please keep in mind a manufacturing supply agreement will not generate substantial cash at the start of a contract.

ADDITIONAL KEY INITIATIVES TO RETURN THE CO-OP TO PROFITABILITY

In addition to the exploration of selling our paint business, we also have nine other significant initiatives which senior management and the co-op team are working on this year. One of those initiatives is that of reducing excess inventory. We know that part of this issue is a matter of rebalancing the inventory. We might have a particular product that we're long on in Manchester, but short on in Kingman. Historically, we've then purchased that product in Arizona. What we're trying to do now is rebalance that inventory among our distribution centers. Further, we'll also go back to our vendors and


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work with those providing multiple SKUs to return an excess volume of one product for volume needed of a different product, thereby reducing the amount of cash we have tied up in our inventory. We may also consider selling certain inventory in bulk to reduce the dollar investment we have.

Another significant initiative is decreasing the number of warehouses in our network by two to three warehouses. The key to success of this initiative is that it must be transparent to our members. We can not affect members' on-time deliveries or fill rates. We have been successful in closing other warehouses and we will use these learning experiences to ensure smooth transitions this time too. If we can operate with fewer warehouses, we're going to have substantial savings. We need to reduce the amount of inventory in the warehouses, with the initiatives described above, before we can reduce the number of warehouses; this will provide excess capacity in the warehouses which will be absorbing more of our members' business. A final determination of the warehouses which we will close has not been made. We will share this information with you and our associates as soon as possible. Further, we are expanding our central ship warehouse to more cost effectively handle small unit orders.

We're also focusing on implementing productivity improvements at each of our distribution centers. We spend a substantial amount of money on labor associated with putting away as well as picking and packing orders; we know there's a substantial opportunity here. We're working with an outside consultant and we expect to make significant improvements this year and continue on into 2002 and 2003.

Another initiative is reducing the occurrence of member claims. Typically, member claims involve discrepancies between what TruServ believes we're delivering to a member's store and what a member receives. Sometimes it's a problem on TruServ's end and sometimes it's a problem on our member's end. This issue cost our co-op about $17 million in gross margin degradation last year. This year, we are forecasting about $12 million of gross margin degradation, but we can reduce that number by several million dollars this year and continue reducing it further in the future. We will be seeking members' help on this initiative.


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Another significant initiative at TruServ is called "menu pricing." We're taking a look at the pricing we have for various services to determine whether we are charging appropriate market prices for those services. We're reviewing everything from price stickers and price change stickers, variable pricing, catalogs, Membersonline, minimum purchase charges, and excess energy costs that the co-op bears. And as we take a look at our fees relative to what other hardware cooperatives are charging, we find that our prices may not necessarily be reflective of market and are not necessarily reflective of the cost that we incur to provide those services.

We're also assessing the productivity of our retail consulting group. Specifically, the type of opportunity here is for our retail consultants to provide our members with better information with which to make decisions with respect to some of the co-op's most successful programs (as measured by members' retail sales), such as the paint programs, the rental programs, Grill Zone and True Value Gardens, to name a few.

Another item is transportation efficiency. We currently run our fleet four days a week and have nearly 1,400 trailers and about 450 power units; we don't do a very effective job of utilizing our assets. So we're taking a look at a combination of both going to five-day deliveries as well as, where it makes sense in certain markets, outsourcing our transportation fleet to other companies where we can take advantage of their backhaul opportunities to lower our costs or at least have us avoid making significant capital expenditures to replace aging portions of our fleet. Eventually, we would like to pursue the idea of dynamic routing, but that's not an initiative we're undertaking in the current year. We would certainly seek your input on that and would consider this if it saves money overall. It's being done successfully in other industries in certain markets.

Another initiative is the sale of underutilized and idle assets as well as the sublease of underutilized space. One asset is the Indianapolis warehouse, which was closed earlier this year. We've put that up for sale and we have had several offers. Another opportunity is the Butler facility. We occupy just a portion of the warehouse and a portion of the office space. We just signed a lease with a new tenant who is going to be using some of the available space. We have an opportunity to sell the Butler building. And if we do,

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we'll do one of three things: 1) stay in the building and become a tenant; 2)
relocate our associates who work there to another location in the Butler area, if alternative space is less costly; or 3) relocate some of those associates to Chicago. As soon as we make that decision, on a cost/benefit basis, we will be informing our associates and we will treat them fairly, if the decision is to exit the Butler area. Further, our oil-based paints are produced in a small portion of our Blackhawk facility in Chicago, Illinois. Given the location of this facility, it has more value as a potential retail or residential site than as a manufacturing plant. We are exploring a sale of the land and building. As this would be a redevelopment project for a purchaser, we would not need to immediately vacate the premises. We will be exploring alternatives and will inform our members and associates as soon as decisions are made. Additionally once we decide which warehouses we are closing, we will put the warehouse buildings up for sale or seek to sublease the facilities, if we do not own them. With respect to leasing, we currently lease 10 floors in our headquarters' building. Three floors are in the process of being subleased to third parties. We are exploring opportunities to reconfigure our space requirements, so that we may reduce our headquarters space further. Finally, as we previously communicated, we are selling the Canada business to the Canadian co-op members. This transaction should close by the end of August 2001.

The last key initiative which links all of the initiatives together is the new financing. We believe that the cash generated from the sale of assets would be adequate to result in a manageable amount of debt supported by the value of our assets.

Further, some of our members and former members hold promissory and installment notes (which were issued in connection with a patronage dividend or on redemption of stock). Historically, 30% - 40% of our note holders automatically rollover their notes when they come due. To induce more of our members to rollover their notes that are coming due in December 2001, we are considering increasing the interest rate. It is interesting to note, that a number of our members have expressed interest in buying other members' notes when those notes come due, since consideration is being given to increasing the interest rate. By July 31st, a separate communication will be sent out to our members where we will survey interest in rolling notes over, selling notes to other

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members, as well as several other alternatives suggested by members to keep members' investment in our co-op.

For your easy reference, the 10 key initiatives are listed on Attachment A to this letter.

THE FUTURE OF YOUR CO-OP

When we take a look at all of these initiatives, we believe we can implement them and restore profitability to our co-op. There are really two key levers: we need our members to pull the volume lever and we, at the co-op, need to focus on pulling the efficiency lever. And these very important initiatives are all about pulling the efficiency lever.

That being said, we expect to incur an operating loss this year as a result of one-time costs that we will be incurring to rightsize the organization (severance packages, one-time costs for closing distribution centers, possibly inventory markdowns, etc.). For comparative purposes, there was a loss from operations last year l after excluding the one time sale of the lumber business, a pension annuitization gain and an inventory pick-up adjustment. However, if we decide to sell the paint business this year, we expect a gain on that sale. If that gain is fully recognizable in 2001, it would offset the operating loss, which could, potentially, result in a net profit for the co-op. But the profit in 2001 is conditional upon the sale of the paint business.

As we move into 2002, we expect the residual effects of the above-described initiatives, combined with new initiatives, to contribute to profitability of our co-op. We will operate in a continuous improvement mode. What we want to do is take on initiatives that we can handle, implement well and then go on to a new set of initiatives. Change for the better will continue to happen in our co-op.

This year, we expect revenues to be down relative to last year. Sales, excluding the effect of the lumber business, have been down about 12% year-to-date which reflects both lower same store sales as well as sales lost from members who have left our co-op. We have built in about another 5% revenue decline into next year's forecast. With revenues forecasted being down about 5% next year versus this year, we would expect to show a

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modest operating profit between $15-$20 million in 2002. But that is very much conditional upon revenues. And revenues are conditional upon member stability. So to the extent that we can increase our members' comfort levels, and our members can improve the amount of purchases they make through the co-op, we have the opportunity to increase that profitability. Some of our members have come up with wonderful ideas to increase member retention. These ideas have been turned into action plans. Bill Blagg will share these with you in his weekly message later this week.

On average, we have about 50% penetration with our existing overall member base. That being said, we believe we have a lot of opportunity to go to our members and have everyone purchase more of their requirements through the co-op than they have done to date.

There's nothing in this co-op that can't be fixed. As long as members and co-op management work together, everything is fixable. If members continue to buy and the co-op continues to focus on improving the efficiency, we are positioned for a winning combination.

In the past, our co-op made promises it couldn't keep. One of the things we're working on very hard is changing the culture. We're moving away from a culture of "wishing and hoping" to a performance-based culture with accountability. All of the initiatives described above have teams of individuals assigned to them with specific goals. There are incentives in place to make sure there is goal congruency between the individuals on the team and the outcomes we're looking for. We have milestones that are established together with the end goals. And it will be essential for each of the teams to meet those milestones and to meet the end goals. If those individuals can't meet those goals, we need to find team members who can. That's a very different scenario than in the past.

Further, we offer the best marketing, merchandising and advertising programs in the industry and we believe that once we re-establish our financial stability, we will attract members from other hardware co-ops to our team. There are a variety of other growth opportunities for us to pursue, but right now the two key goals are member stability and


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returning our co-op to profitability. Those will continue to be the initiatives into 2002 onto which we will add growth. As we move into 2003, we will increase our emphasis on growth.

This is our co-op. And the wonderful thing about that is that our co-op can be anything you want it to be. Your management team wants member input on the strategy as we move forward. As soon as we get our financing and a new, strong foundation in place, that's what we'll do.

Sincerely,

/s/ BILL BLAGG

Bill Blagg

Chairman of the Board and Acting CEO


/s/ PAMELA FORBES LIEBERMAN

Pamela Forbes Lieberman

Chief Operating Officer and Chief Financial Officer

This document contains certain forward-looking statements within the meaning of the safe-harbor provisions of the Securities Exchange Act of 1934; these forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein may include factors that are beyond the company's ability to control or estimate precisely, such as the ultimate requirements of the company's lenders, projections about the efficiencies that may be achieved by the company's initiatives, expectations about member response to the company's initiatives, estimates of future market conditions in the hardware industry, the behavior of other market participants in the industry and the actions and economic conditions in the service territories of the company's members. Other risk factors are detailed from time to time in the company's SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this letter.



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                                                                    Attachment A

                           TOP 10 TRUSERV INITIATIVES*

1.   Explore the sale of the paint business

2.   Reduce excess inventory

3.   Reduce the number of distribution centers by 2-3

4.   Improve productivity at the distribution centers

5.   Reduce member claims

6.   Implement menu pricing

7.   Improve productivity of retail consultants

8.   Improve transportation efficiencies

9.   Sell idle and/or underutilized assets and sublease underutilized space

10.  Obtain new financing; seek rollover of member notes


* Listed in the sequence as presented in the accompanying letter.




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